Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 11, 2023 (the “Effective Date”), by and between SurgePays, Inc., a corporation incorporated under the laws of the State of Nevada with a principal place of business at 3124 Brother Blvd., Suite 104, Bartlett, Tennessee 38133 (the “Company”), and Anthony Evers, an individual (“Executive”).

RECITALS

A. Company has employed Executive since on or about March 1, 2020;

B. Company desires to offer continued employment to Executive and Executive desires to continue to be employed by Company;

C. Company and Executive agree to enter into an Employment Agreement providing for the term set forth in Article I below, on the terms and conditions herein provided; and

D. The Employment Agreement entered into by Executive and the Company on August 8, 2022 is hereby cancelled and superseded by this Agreement and, as of the Effective Date, is of no further force or effect.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement the parties hereto agree as follows:

ARTICLE I

Term of Employment

Subject to the provisions of Article V, and upon the terms and subject to the conditions set forth herein, the Company will employ Executive under the terms of this Agreement for the period beginning on the Effective Date through and including December 31, 2025 (the “Initial Term”). The Initial Term shall be automatically renewed for successive consecutive one (1) year periods, (each, a “Renewal Term” and the Initial Term and any Renewal Term are collectively referred to as the “term of employment”) thereafter, unless either party sends written notice to the other party, not more than 270 days and not less than 90 days before the end of the then-existing Initial Term or Renewal Term, of such party’s desire to terminate the Agreement at the end of the then-existing Initial Term or Renewal Term, in which case this Agreement will terminate at the end of the then-existing Initial Term or Renewal Term. Executive will serve the Company during the term of employment.

ARTICLE II

Duties

2.01 Duties and Office. During the term of employment, Executive will: (a) promote the interests, within the scope of his duties, of the Company, and devote his full working time and efforts to the Company’s business and affairs; (b) serve as the Chief Financial Officer of the Company; and (c) perform the duties and services consistent with the title and function of such office.

2.02 Outside Activities. Notwithstanding anything contained in clause 2.01 above to the contrary, nothing contained herein or under law shall be construed as preventing Executive from (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor; (b) engaging (whether or not during normal business hours) in any other professional, civic, or philanthropic activities, provided that Executive’s engagement does not result in a violation of his covenants under this Section or Article VI hereof; or (c) accepting appointments to the boards of directors of other companies provided that the Board of Directors of the Company (the “Board”) reasonably approves of such appointments and Executive’s performance of his duties on such boards does not result in a violation of his covenants under this Section or Article VI hereof.

ARTICLE III

Base Salary, Bonus, Restrict Stock Unit Grant

3.01 Base Salary. Effective retroactive to January 1, 2023, the Company will compensate Executive for the duties performed by him hereunder by payment of a base salary at the rate of Four Hundred Seventy-Five Thousand Dollars ($475,000) per annum (the “Base Salary”). Effective January 1, 2024, the Base Salary will increase to Four Hundred Eighty-Nine Thousand Two Hundred Fifty Dollars ($489,250). Effective January 1, 2025, the Base Salary will increase to Five Hundred Three Thousand Nine Hundred Twenty-Eight Dollars ($503,928.00). Base Salary will be payable in equal semi-monthly installments, subject to customary withholding for federal, state, and local taxes and other normal and customary withholding items. For each additional Renewal Term, the salary will be three (3) percent increase over the previous year’s salary.

3.02 Annual Cash Bonus. Executive’s annual cash bonus for his work in calendar year 2023 shall be Five Hundred Ten Thousand Dollars ($510,000). Executive’s annual cash bonus for future years shall be based upon criteria determined by the Company’s Board of Directors (“Board”) and its compensation committee in their reasonable discretion, in consultation with Executive, provided that, if such criteria is not communicated to Executive before March 15 of a given calendar year for such calendar year, Executive’s contractual claim for such respective bonus shall be at least equal to the previous years’ bonus received. The annual cash bonus shall be paid no later than March 15 of each year.

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3.03 Restricted Share Award Grant. On the Effective Date, the Company shall grant Executive 600,000 (Six Hundred Thousand) Restricted Share Awards (“RSAs”) (the “RSA Grant”) pursuant to the Surgepays, Inc. 2022 Omnibus Securities and Incentive Plan (the “Plan”). The RSA Grant shall vest as to 200,000 (two hundred thousand) RSAs on December 31, 2023, December 31, 2024, and December 31, 2025. The RSA Grant shall be subject to the terms of the Plan and any award agreement the Plan requires as a condition of the RSA Grant. The RSA Grant supersedes all prior equity grants to Executive. Accordingly, no further vesting of any additional shares or options under any prior equity or option grant to Executive shall occur and Executive hereby waives any rights to any such further vesting, except for the 5,101 stock options which remain unvested as of September 30, 2023. For the avoidance of doubt, it is expressly stated that the Executive shall retain all ownership of, and rights to, any equity or option grants that have been vested prior to the Effective Date. Notwithstanding the foregoing, the Restricted Shares Awards (RSA) shall immediately vest, in full, upon the occurrence of any of the following events: (i) the Executive’s death, (ii) the Executive’s Total Disability (as defined in the Employment Agreement), (iii) Executive’s termination without cause and (iv) a Change of Control (as defined in the Employment Agreement) of the Company; provided, however, in each case, that the Executive continues to be employed by the Company on the date of the occurrence of such event. The Company will fund the expected Federal and State withholding requirements based on the vested award amount through the sale of a portion of the RSA Grant or some other mechanism to fund the expected tax liability.

ARTICLE IV

Reimbursement and Employment Benefits

4.01 Health and Other Medical. Executive shall be eligible to participate in all health, medical, dental, and life insurance employee benefits as are available from time to time to other key executive employees (and their families) of the Company, including a Life Insurance Plan, Medical and Dental Insurance Plan, and a Long-Term Disability Plan (the “Insurance Plans”). For the term of this agreement, the Company shall pay all premiums with respect to such Insurance Plans, provided, however, that if federal nondiscrimination rules prohibit payment of Executive’s full health insurance premiums, the Company shall pay only the same portion of Executive’s health care premiums as are consistent with such rules. The Company may, in its sole discretion, amend, modify, or terminate, any Insurance Plan at any time in accordance with applicable law.

4.02 Vacation. Executive shall be entitled to Four (4) weeks of vacation and five (5) personal days per year, to be taken in such amounts and at such times as shall be mutually convenient for Executive and the Company. Any time not taken by Executive in one year shall be carried forward to subsequent years. If all such vacation and personal time to which Executive is entitled is not taken by Executive before the termination of this Agreement, Executive shall be entitled to be reimbursed upon termination (for any reason) for such lost time in accordance with the Base then in effect.

4.03 Performance-Enhancing Items. Executive shall be entitled to receive from the Company (a) a car allowance up to five hundred dollars ($500.00) per month, and (b) reimbursement by the Company for home office expenses up to six hundred sixty-seven dollars ($667.00) per month, including, without limitation, the purchase and maintenance of a home computer with linkup facilities to the Company, a home facsimile, printer and scanner, interconnection of two telephone or cable connections to the Internet, laptop computer, and portable mobile phone, together with any charges for the use thereof.

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4.04 Reimbursable Expenses. The Company shall in accordance with its standard policies in effect from time to time reimburse, Executive for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company including business class air travel for flights, quality hotels and rental cars, entertainment and similar executive expenditures, provided that Executive submits all substantiation of such expenses to the Company on a timely basis in accordance with such standard policies.

4.05 Savings Plan. Executive will be eligible to enroll, participate, and be immediately vested, in (to the extent legally possible and in accordance with existing Company benefit plans), all Company savings and retirement plans, including any 401(k) plans.

4.06 Life Insurance. The Company shall reimburse Executive for all premiums paid by Executive for term life insurance on his own life, provided that such life insurance proceeds do not exceed two hundred percent (200%) of Executive’s previous year’s Base Salary.

4.07 Directors and Officers Liability Insurance. The Company will provide liability insurance coverage protecting Executive and his estate, to the extent permitted by law, against suits by fellow employees, shareholders, and third parties, and criminal and regulatory investigations, arising out of any alleged act or omission occurring within the course and scope of Executive’s employment with the Company. Such insurance will be in an amount not less than $15,000,000 (Fifteen Million Dollars) in the aggregate.

ARTICLE V

Termination

5.01 Automatic. This Agreement shall be automatically terminated upon the first to occur of the following (a) the Company’s termination pursuant to section 5.02, (b) the Executive’s termination pursuant to section 5.03 or (c) the Executive’s death.

5.02 By the Company. This Agreement (and Executive’s employment) may be terminated by the Company upon written notice to the Executive upon the first to occur of the following:

(a) Disability. Upon the Executive’s Disability (as defined herein). The term “Disability” shall mean the Executive cannot physically or mentally perform the essential functions of the position with or without reasonable accommodations for a period of six (6) consecutive months or more.

(b) Cause. Upon the Executive’s commission of Cause (as defined herein). The term “Cause” shall mean the following:

(i) Any material breach by Executive of any material provision of this Agreement (including without limitation Sections 6.01 and 6.02 hereof), upon written notice of same by the Company describing in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(i), which breach, if capable of being cured, has not been cured within thirty (30) days after such notice;

(ii) Embezzlement by Executive of funds or property of the Company;

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(iii) Fraud or willful misconduct on the part of Executive in the performance of his duties as an employee of the Company, or gross negligence on the part of Executive in the performance of his duties as an employee of the Company causing demonstrable and serious injury to the Company, provided that the Company has given written notice of such breach which notice describes in detail the breach asserted and stating that it constitutes notice pursuant to this Section 5.02(b)(iii), and which breach, if capable of being cured, has not been cured within thirty (30) days after such notice; or

(iv) A felony conviction of Executive under the laws of the United States or any state (except for any conviction based on a vicarious liability theory and not the actual conduct of the Executive).

In the event the Company has given written notice of Cause under Section 5.02(b)(i) or (iii), the Company may place Executive on paid leave during the 30-day cure period and such action shall not constitute Constructive Termination under Section 5.03(b) of this Agreement. Upon a termination for Cause, the Company shall pay Executive his Base and benefits including vacation pay through the date of termination of employment; and Executive shall receive no severance under this Agreement.

5.03 By the Executive.

(a) Constructive Termination. This Agreement may be terminated by the Executive upon written notice to the Company of a “Constructive Termination” (as defined herein) by the Company.

(b) Definition. The term “Constructive Termination” shall mean any of the following:

(i) Any material breach by the Company of any material provision of this Agreement, including, without limitation, the assignment to the Executive of duties materially inconsistent with his position specified in Section 2.01 hereof or any material breach by the Company of such Section;

(ii) A substantial and continued reduction in the level of support, services, staff, secretarial resources, office space, and accoutrements below that which is reasonably necessary for the performance of Executive’s duties hereunder, consistent with that of other key executive employees;

(iii) a reduction in the Executive’s Base Salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive); or

(iv) a material diminution in the Executive’s title, duties, or responsibilities from those in effect on the date hereof (it being understood that the Executive’s obligation to report to the Board and the Board’s exercise of its final authority over Company matters shall not give rise to any such claim of diminution).

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No event shall constitute Constructive Termination unless the Executive has notified the Company in a writing specifically describing the event which constitutes Constructive Termination within 90 (ninety) days of the condition first arising and then only if the Company fails to cure such event within thirty (30) days after the Company’s receipt of such written notice and Executive resigns his employment with 45 days of when he gave the Company such written notice.

5.04 Consequences of Termination. Upon termination of Executive’s employment with the Company without Cause pursuant to Section 5.02(b), or Executive’s Constructive Termination pursuant to Section 5.03, the Executive shall be entitled to (a) a payment equal to the greater of: (i) the amount of Base Salary Executive would have earned over the balance of the term of this Agreement as of the termination date or (ii) one years’ Base Salary; and (b) reimbursement for group health and dental insurance premiums for the one year period immediately following the termination of Executive’s employment in the event Executive timely elects to continue such benefits under the Consolidated Omnibus Reconciliation Act or applicable state law (collectively, the “Severance”). If such termination without Cause or Constructive Termination occurs within twelve (12) months before or twelve (12) months after a “Change of Control,” as the Plan defines that term as of the Effective Date, the Severance shall include an additional six (6) months’ Base Salary. The Severance shall be paid in installments in accordance with the Company’s normal payroll practices over a 12-month period. As a condition to the Company’s obligation to pay said Severance, Executive shall execute a comprehensive general release of any and all claims that Executive may have against the Company (excluding any claims for the Company to pay or provide Accrued Obligations and Severance, claims for vested benefits, and claims indemnification) (“Release of Claims”) within twenty one (21) days of the effective date of termination of employment, and Executive shall not revoke said release in writing within seven (7) days of execution. The Release of Claims shall not be mutual and may include confidentiality and non-disparagement provisions. The Company shall begin paying Severance on the first regular pay date falling at least seven days after the release becomes effective and the first Severance installment shall include payments for all Severance Executive would have received had the Severance payments begun on the termination date.

ARTICLE VI

Covenants

6.01 Confidential Information. Executive shall treat as confidential and keep secret the affairs of the Company and shall not at any time during the term of employment or for a period of five years thereafter, without the prior written consent of the Company, divulge, furnish, or make known or accessible to, or use for the benefit of, anyone other than the Company and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliates or their clients (“Confidential Information”) and obtained by him in the course of his employment hereunder. Provided, however, that Confidential Information of the Company shall not include any information known or available generally to the public (other than as a result of unauthorized disclosure by Executive).

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6.02 Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before any Court, governmental entity, any other self-regulatory organization, or any other federal or state regulatory authority. Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Executive from reporting any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; making any truthful statements or disclosures required by law, regulation, or legal process.

6.03 Defend Trade Secrets Act. Notwithstanding any other provision of this Agreement, the Executive hereby is notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

6.04 Company Records. All records, papers, and documents kept or made by the Executive relating to the business of the Company or its subsidiaries or affiliates or their clients shall be and remain the property of the Company.

6.05 Non-solicitation. Following the termination of Executive’s employment hereunder for any reason except for those set forth in section 5.03 in which event this section is inapplicable, Executive shall not for a period of twelve (12) months from such termination, solicit any employee of the Company to leave such employ to enter the employ of Executive or of any person, firm, or Company with which Executive is then associated (except solicitation by general means such as newspapers). During Executive’s employment with the Company and for a period of 12 months after termination of Executive’s employment at any time and for any reason, except for those set forth in Section 5.03 in which event this section is inapplicable, Executive shall not, directly or indirectly, solicit any person who during any portion of the time of Executive’s employment or at the time of termination of Executive’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Executive further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Executive about discontinuing business with the Company or moving that business elsewhere, Executive will inform such client, customer, policyholder, vendor, consultant or agent that he or she cannot discuss the matter further without the consent of the Company

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6.06. Noncompetition. Executive agrees as follows, except in the event of a termination pursuant to Section 5.03, in which event this section is inapplicable:

(a) Executive agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Executive’s Affiliates is defined as any legal entity in which Executive directly or indirectly owns at least a 25% interest or any entity or person which is under the control of the Executive) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section shall not prohibit Executive or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Executive and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Executive agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company (without the approval of the Board of Directors) and Executive will not combine or conspire with any other Executives of the Company for the purpose of the organization of any such competitive business activity.

(b) In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Executive during his employment under this Agreement, Executive agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, neither Executive nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

(i) engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

(ii) assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

6.07. Non-disparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or Executives. In addition, the Company agrees that its Board of Director and executives will not disparage the Executive so long as the Executive separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements. Nothing contained herein shall be deemed to prevent the Executive from performing his duties hereunder, including but not limited to conducting candid, internal discussions. This paragraph shall not prohibit any person from testifying truthfully in response to a lawful subpoena.

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6.08 Severability. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope, or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope, or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope, or area.

6.09 Remedies. Executive acknowledges that any breach by him of the provisions of this Article VI of this Agreement shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article VI of this Agreement will be inadequate, and agrees that, notwithstanding Article VIII hereof, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

6.10 Company Representation. The Company represents and warrants that this Agreement has been duly authorized, executed, and delivered on behalf of the Company and that this Agreement represents the legal, valid, and binding obligation of the Company and does not conflict with any other agreement binding on the Company.

ARTICLE VII

Assignment

7.01 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company without relieving the Company of its obligations hereunder. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE VIII

Entire Agreement

8.01 Entire Agreement. This Agreement constitutes the entire understanding between the Company and Executive concerning his employment by the Company or subsidiaries and supersedes any and all previous agreements between Executive and the Company or any of its affiliates or subsidiaries concerning such employment, including, without limitation, the Original Employment Agreement. Each party hereto shall pay its own costs and expenses (including legal fees) except as otherwise expressly provided herein incurred in connection with the preparation, negotiation, and execution of this Agreement. This Agreement may not be changed orally, but only in a written instrument signed by both parties hereto.

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ARTICLE IX

Applicable Law. Miscellaneous

9.01 Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. All actions brought to interpret or enforce this Agreement shall be brought in courts of the State of Tennessee located in the Shelby County, Tennessee, or in the United States District Court for the Western District of Tennessee.

9.02 Attorneys’ Fees. In addition to all other rights and benefits under this Agreement, each party agrees to reimburse the other for, and indemnify and hold harmless such party against, all costs and expenses (including attorney’s fees) incurred by such party (whether or not during the term of this Agreement or otherwise), if and to the extent that such party prevails on or is otherwise successful on the merits with respect to any action, claim, or dispute relating in any manner to this Agreement or to any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by or claimed under this Agreement, taking into account the relative fault of each of the parties and any other relevant considerations.

9.03 Indemnity. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and officers without the prior written consent of the Executive, including any modification or limitation of any directors and officers’ liability insurance policy.

9.04 No Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party hereto which are not set forth expressly in this Agreement.

9.05 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. Facsimile and .pdf signatures shall be considered originals for purposes of this Agreement.

9.07 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.08 Internal Revenue Code § 409A. This Agreement shall at all times be administered and interpreted in a manner which is consistent with and complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any guidance or regulations that may be issued after the effective date of the Agreement (“Section 409A”). To the extent necessary to comply with Section 409A, the term “termination of employment” shall mean “separation from service” as defined in Section 409A. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

Surgepays, Inc.

By:
Kevin Brian Cox
Chief Executive Officer

Executive:

Anthony Evers

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